AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


                                   dated as of
                                 August 27, 1999


                                 by and between

                             GRC INTERNATIONAL, INC.

                                (the "Borrower")

                                       and

                             MERCANTILE-SAFE DEPOSIT
                                AND TRUST COMPANY

                                  (the "Bank")

                                TABLE OF CONTENTS


Section                                                                                                   Page
-------                                                                                                   ----

                                 Credit Facility
                                 ---------------

1.1      Revolving Credit Loan; Letters of Credit                                                        2
1.2      Advances and Payments                                                                           2
1.3      Election of Fluctuating Rate                                                                    3
1.4      General Loan Provisions                                                                         4
1.5      Notice and Manner of Borrowing                                                                  7
1.6      Method of Payment                                                                               7
1.7      Use of Loan Proceeds                                                                            7
1.8      Fees                                                                                            7
1.9      Collateral Security                                                                             8

                                   Definitions
                                   -----------

2.1      Definitions                                                                                     8
2.2      Amendments, etc. Included                                                                      14


                         Representations and Warranties

3.1      Organization and Authority; Conflicting Laws and Agreements                                    15
3.2      Subsidiaries                                                                                   15
3.3      Margin Stock                                                                                   15
3.4      Financial Statements                                                                           15
3.5      Financial Condition                                                                            15
3.6      Litigation; Tax Returns; Governmental Approvals                                                15
3.7      Liens                                                                                          16
3.8      Enforceability                                                                                 16
3.9      No Defaults                                                                                    16
3.10     ERISA                                                                                          16
3.11     Commercial Loan                                                                                17
3.12     Hazardous Materials                                                                            17
3.13     Assignments under the Federal Assignment of Claims Act                                         17

Section                                                                                                  Page
-------                                                                                                  ----

                                    Covenants
                                    ---------

4.1      Payment of Taxes and Other Claims                                                              17
4.2      Maintenance of Properties                                                                      17
4.3      Corporate Existence                                                                            18
4.4      Maintenance of Insurance                                                                       18
4.5      Financial Information, Tax Returns and Reports                                                 18
4.6      Indebtedness                                                                                   20
4.7      Liens                                                                                          21
4.8      Disposition of Stock and Indebtedness                                                          21
4.9      Investments, Loans, Advances, Guarantees and Contingent Liabilities                            22
4.10     Merger and Sale of Assets                                                                      22
4.11     Dealings with Affiliates                                                                       23
4.12     Limitations on Certain Contracts                                                               23
4.13     ERISA                                                                                          23
4.14     Issuance of Stock                                                                              24
4.15     Financial Ratio                                                                                24
4.16     Obligations of the Borrower Unconditional                                                      24
4.17     Businesses                                                                                     24
4.18     Compliance with Laws                                                                           24
4.19     Hazardous Materials                                                                            25
4.20     Material Agreements                                                                            25
4.21     Assignments under the Federal Assignment of Claims Act                                         25
4.22     Additional Subsidiaries                                                                        25


                         Events of Default and Remedies
                         ------------------------------

5.1      Events of Default                                                                              26
5.2      Acceleration                                                                                   28
5.3      Costs of Collection                                                                            28
5.4      Consent to Jurisdiction; Waiver of Jury Trial                                                  28
5.5      Service of Process                                                                             29
5.6      Acceleration of Other Obligations to Bank                                                      29
5.7      Remedies Cumulative                                                                            29


Section                                                                                                  Page
-------                                                                                                  ----

                         Conditions Precedent to Lending
                         -------------------------------

6.1      Conditions to the Making of the Initial
           Advance under the Revolving Credit Loan                                                      29
6.2      Conditions to the Making of Each Advance under
           the Revolving Credit Loan                                                                    30


                               Collateral Security
                               -------------------

7.1      Security Documents                                                                             31
7.2      Deposit Balances                                                                               31


                                  Miscellaneous
                                  -------------

8.1      Exercise of Rights                                                                             31
8.2      Payment Due on Banking Day                                                                     32
8.3      Assessments                                                                                    32
8.4      Survival                                                                                       32
8.5      Notices                                                                                        32
8.6      Counterparts                                                                                   32
8.7      Successors and Assigns; Governing Law; Amendments                                              33
8.8      Section Headings; Construction                                                                 33
8.9      Transaction Expenses                                                                           33
8.10     Estoppel Certificates                                                                          33
8.11     Indemnification                                                                                34
8.12     Publicity                                                                                      34



Exhibit A -- Form of Consolidated, Amended and Restated
---------
   Revolving Credit Master Note

                              AMENDED AND RESTATED
                              --------------------
                           REVOLVING CREDIT AGREEMENT
                           --------------------------


                  THIS AMENDED AND RESTATED  REVOLVING  CREDIT  AGREEMENT  (this
"Agreement") is dated as of the 27th day of August, 1999, by and between GRC INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), and MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY, a Maryland banking institution (the "Bank").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, pursuant to (i) that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 12, 1996 by and among the Bank, the Borrower, SWL Inc. and General Research Corporation, as amended by that certain First Confirmation and Amendment effective as of March 31, 1996, that certain Second Confirmation and Amendment effective as of June 30, 1996, that certain Third Confirmation and Amendment effective as of June 30, 1996, that certain Fourth Confirmation and Amendment effective as of December 31, 1996, that certain Fifth Confirmation and Amendment effective as of April 30, 1997 and that certain Sixth Confirmation and Amendment effective as of March 31, 1997 (collectively, the "1996 Loan Agreement"), (ii) that certain Amended and Restated Revolving Credit Master Note dated July 18, 1996 in the face principal amount of $22,000,000 executed by the Borrower in favor of the Bank (the "1996 Revolving Credit Note") and (iii) that certain Term Loan Note dated February 12, 1996 in the face principal amount of $2,200,000, that certain Term Loan Note dated March 8, 1996 in the face principal amount of $400,000 and that certain Secured Note (Commercial) dated June 7, 1996 in the face principal amount of $2,600,000, all as subsequently amended (collectively, the "1996 Term Notes"), the Bank has established a $22,000,000 revolving credit facility and an $8,000,000 standby credit facility in favor of the Borrower, with the current aggregate outstanding principal balance under the 1996 Revolving Credit Note and the 1996 Term Notes being $___________; and

                  WHEREAS, the Borrower has requested and the Bank has agreed to amend and restate the 1996 Loan Agreement for the purpose, among other things, of consolidating the revolving credit and standby credit facilities referred to above and the aggregate principal outstanding balances thereunder and of increasing the maximum aggregate availability under such facilities from $30,000,000 to $35,000,000 (such indebtedness, as so consolidated and increased, the "Revolving Credit Loan") by having the Borrower execute and deliver to the Bank a Consolidated, Amended and Restated Revolving Credit Master Note in the form attached as Exhibit A hereto (the "Revolving Credit Note").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

         1.       CREDIT FACILITY.
                  ---------------

         1.1. Revolving Credit Loan; Letters of Credit. (a) On the date that the Borrower shall have satisfied all of the conditions precedent set forth in
Section 6.1 hereof but in no event later than August 31, 1999 (the "Closing Date"), the Borrower shall execute and deliver to the Bank the Revolving Credit Note. The Revolving Credit Loan shall bear interest at a fluctuating rate of interest established from time to time in the manner set forth in Section 1.3 hereof. During such period(s) as the Revolving Credit Loan or a component thereof is a Prime Rate Loan, accrued interest on such component shall be payable monthly on the first day of each calendar month. During such period(s) as the Revolving Credit Loan or a component thereof is a Eurodollar Loan, accrued interest on such component shall be payable on the last day of the applicable Interest Period; provided that in the case of an Interest Period of six months, accrued interest shall also be payable on the day which is three months after the first day of such Interest Period. The Bank is hereby authorized to indicate by notation on its internal loan accounting system, with appropriate reference to the customer number assigned by the Bank, all advances of the Revolving Credit Loan made pursuant to this Agreement and all payments of principal. Such notations shall be presumptive as to the aggregate unpaid principal balance of the Revolving Credit Loan, but the failure of the Bank to make any such notation shall not affect the obligations of the Borrower hereunder or in connection with the Revolving Credit Loan. The entire, then outstanding principal balance of the Revolving Credit Loan, together with the accrued and unpaid interest thereon, shall be due and payable on August 27, 2001 (the "Maturity Date").

                  (b) Subject to the terms and conditions hereof, the Bank agrees to issue letters of credit for the account of the Borrower on any Banking Day prior to the Maturity Date, in such form as may be approved from time to time by the Bank; provided that the Bank shall have no obligation to issue any letter of credit if, after giving effect to such issuance, the aggregate amount of all letters of credit so issued and outstanding, when added to the then outstanding principal balance of the Revolving Credit Loan, would exceed the Commitment. Each letter of credit shall be issued pursuant to the Bank's standard letter of credit application, reimbursement agreement and/or such other documentation as the Bank may require, and shall be in such amount(s) and subject to such duration, draw and other conditions as are acceptable to the Bank in its sole discretion.

         1.2. Advances and Payments. The aggregate amount of all advances under the Revolving Credit Loan at any one time outstanding shall not exceed the Commitment. The Borrower shall from time to time make such payments of principal, together with accrued interest on the principal so paid, to the Bank as shall be necessary in order to maintain the outstanding balance of such advances at or below the Commitment.

         1.3. Election of Fluctuating Rate. (a) Commencing as of the Closing Date, the Revolving Credit Loan may from time to time be a Prime Rate Loan or a Eurodollar Loan, at the election of the Borrower upon notice to the Bank prior to 12 noon on the Banking Day immediately preceding the date of advance of any such Prime Rate Loan or Eurodollar Loan. During any period(s) that the Borrower has not made an effective election under this Section 1.3, the Revolving Credit Loan shall be a Prime Rate Loan.

                  (b) The Borrower may elect from time to time to convert any Eurodollar Loan to a Prime Rate Loan, by giving notice of such election to the Bank prior to 12 noon on the Banking Day immediately preceding the date of conversion, provided that any such conversion may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert any Prime Rate Loan to a Eurodollar Loan by giving notice of such election to the Bank prior to 12 noon on the Banking Day immediately preceding the date of conversion. Any such notice of conversion to a Eurodollar Loan shall specify the length of the initial Interest Period therefor.
Notwithstanding the foregoing, no Prime Rate Loan may be converted into a Eurodollar Loan when any Default or Event of Default shall have occurred and be continuing and the Bank shall have determined that such a conversion is not appropriate.

                  (c) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Bank, in accordance with the applicable provisions of the defined term "Interest Period" set forth in Section 2.1 hereof, of the length of the next Interest Period to be applicable to such Eurodollar Loan, provided that no Eurodollar Loan may be continued as such when any Default or Event of Default shall have occurred and be continuing and the Bank shall have determined that such continuation is not appropriate.

                  (d) Any notice of conversion to or continuation of any Eurodollar Loan pursuant to Section 1.3(b) or 1.3(c) hereof may, subject to the applicable provisions of the term determined "Interest Period" set forth in
Section 2.1 hereof, specify more than one Interest Period for different portions of such Eurodollar Loan; provided that if the Borrower elects to split any Eurodollar Loan into more than one Interest Period for different portions thereof, then each such Interest Period portion of such Eurodollar Loan shall be in an amount of at least $500,000 and may be amounts greater than $500,000 which are whole multiples of $100,000 (for example, $600,000, $700,000, etc.). In addition, the Borrower may in any such notice elect to split the Revolving Credit Loan into a Prime Rate Loan component and a Eurodollar Loan component, so long as the Eurodollar Loan component of the Revolving Credit Loan is in an amount of at least $500,000 and may be amounts greater than $500,000 which are whole multiples of $100,000 (for example, $600,000, $700,000, etc.). In no event shall there be more than ten (10) different Eurodollar Loans outstanding at any time.

                  (e) The fluctuating rate of interest applicable to all Eurodollar Loans shall be the Eurodollar Rate plus the Applicable Margin. The fluctuating rate of interest applicable to all Prime Rate Loans shall be the Prime Rate plus the Applicable Margin.

                  (f) All elections by the Borrower under this Section 1.3 may be made in such manner as the Bank from time to time deems reasonable and appropriate under the circumstances.

                  1.4. General Loan Provisions. (a) Inability to Determine Eurodollar Rate. In the event that prior to the first day of any Interest Period the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Interest Period, the Bank shall give notice thereof to the Borrower as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as a Prime Rate Loan, (y) any Prime Rate Loan that was to have been converted on the first day of such Interest Period to a Eurodollar Loan shall be continued as a Prime Rate Loan, and (z) any Eurodollar Loan that on the first day of such Interest Period was to have been continued as, or converted to, a Eurodollar Loan shall be converted to or continued as a Prime Rate Loan. Until such notice has been withdrawn by the Bank, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert any Prime Rate Loan to a Eurodollar Loan.

                  (b) Illegality. Notwithstanding any other provision herein, if any change in any law, rule or regulation or order of court applicable to the Bank or the Borrower, or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain a Eurodollar Loan as contemplated by this Agreement, (x) the commitment of the Bank hereunder to make a Eurodollar Loan, continue a Eurodollar Loan as such and convert a Prime Rate Loan to a Eurodollar Loan shall forthwith be cancelled and (y) any portion of the Revolving Credit Loan then outstanding as a Eurodollar Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Period with respect to such portion of the Revolving Credit Loan or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Bank such amounts, if any, as may be required pursuant to Section 1.4(e) hereof.

                  (c) Requirements of Law. (x) In the event that any change in any law, rule or regulation or order of court applicable to the Bank or the Borrower, or in the interpretation or application thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

                      (i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for taxes covered by Section 1.4(d) hereof and changes in the rate of tax on the overall net income of the Bank); or

                      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                      (iii) shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Bank, upon demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 1.4(c), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. The Bank also agrees to use its best efforts to notify the Borrower of any event that could reasonably be expected to result in a claim for additional amounts pursuant to this Section 1.4(c); provided that the failure to give any such notice shall not in any way have any adverse effect upon the rights of the Bank hereunder. A certificate as to any additional amounts payable pursuant to this Section 1.4(c) submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error.

                  (y) In the event that the Bank shall have determined that any change in any law, rule or regulation or order of court applicable to the Bank or the Borrower regarding capital adequacy or in the interpretation or application thereof, or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental authority made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder (whether in respect of a Prime Rate Loan, a Eurodollar Loan, a letter of credit or otherwise) to a level below that which the Bank or such corporation could have achieved, but for such change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy), by an amount deemed by the Bank to be material, then from time to time, after submission by the Bank to the Borrower of a written request therefor, the Borrower shall pay to the Bank the additional amount or amounts as will compensate the Bank for such reduction.

                  (z) The covenants set forth in this Section 1.4(c) shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder and under the Loan Documents.

                  (d) Taxes. All payments made by the Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Bank (excluding a connection arising solely from the Bank having executed, delivered or performed its obligations or receive a payment under, or enforced, any of the Loan Documents) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder or under the Note, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this Section 1.4(d) shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder and under the Loan Documents.

                  (e) Indemnity. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on the Revolving Credit Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of any Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including (without limitation) in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder and under the Loan Documents.

                  (f) Prepayment. The Borrower shall have the right and privilege to prepay any Prime Rate Loan, in whole or in part, at any time, and no such prepayment shall be subject to any premium or penalty for prepayment. No Eurodollar Loan shall be prepaid prior to the last day of its applicable Interest Period.

         1.5. Notice and Manner of Borrowing. The Bank shall, from time to time, subject to the Commitment and so long as no Event of Default or Potential Default has occurred or is continuing, make advances under the Revolving Credit Loan upon receipt of requests therefor (which may be given in writing, by telephone or in any other manner which the Bank deems reasonable and appropriate under the circumstances) from the Borrower's chief executive officer, chief financial officer, controller or such other authorized officer or officers as the Borrower may from time to time specify to the Bank in writing. Each such request shall include the date and amount of the advance subject thereto and the information required by Section 1.3 hereof, and shall comply with such additional requirements as may be set forth in the Revolving Credit Note.

         1.6. Method of Payment. All payments hereunder and under the Revolving Credit Note shall be made by not later than 2:00 P.M. (Baltimore time) on the date when due, to the Bank at its address referred to in Section 8.5 hereof in immediately available funds. Whenever any payment hereunder or under the Revolving Credit Note becomes due on a day which is not a Banking Day (hereinafter defined), such payment may be made on the next succeeding Banking
Day and such extension of time shall be included in the computation of the interest due.

         1.7. Use of Loan Proceeds. The Borrower may use the proceeds of the Revolving Credit Loan for acquisitions, working capital and other corporate purposes (including, without limitation, for the purpose of funding that portion of the operations of the Borrower and its Subsidiaries that otherwise would have been funded by payments on government contracts, during such time as the U.S. federal government fails to make or delays making such payments, in whole or in part, as a result of the Year 2000 Problem), subject, however, to the restrictions set forth in this Agreement.

         1.8. Fees. (a) The Borrower shall pay to the Bank on the Closing Date an origination fee of $87,500, equal to 0.25% (25 basis points) of the Commitment.

                  (b) The Borrower shall also pay to the Bank a facility fee for the period from the Closing Date to the Maturity Date, equal to the average daily amount of the Commitment (i.e., $35,000,000/360, or $97,222.22) multiplied by (i) 0.30% (30 basis points), for any such fiscal quarter in which the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA is less than 1.75:1, (ii) 0.40% (40 basis points), for any such fiscal quarter in which the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA is greater than or equal to 1.75:1 but less than 2.25:1,
(iii) 0.50% (50 basis points), for any such fiscal quarter in which the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA is greater than or equal to 2.25:1 but less than 2.75:1, and (iv) 0.75% (75 basis points), for any such fiscal quarter in which the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA is greater than or equal to 2.75:1. Such facility fee (x) shall be payable quarterly in arrears on the last Banking Day of each September, December, March and June and the Maturity Date, commencing on September 30, 1999, (y) shall be calculated on the basis of a 90-day quarter except for (1) the period between the Closing Date and September 30, 1999 and (2) the period between June 30, 2001 and the Maturity Date, in which case such fee shall be calculated on the basis of a 360-day year factor applied to actual days elapsed and (z) and shall be calculated such that
(1) the payment due on the last Banking Day of any September shall be based on the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA for the period of four consecutive fiscal quarters ending on the preceding June 30, (2) the payment due on the last Banking Day of any December shall be based on such ratio for the period of four consecutive fiscal quarters ending on the preceding September 30,
(3) the payment due on the last Banking Day of any March shall be based on such ratio for the period of four consecutive fiscal quarters ending on the preceding December 31 and (4) the payment due on the last Banking Day of any June, as well as the payment due on the Maturity Date, shall be based on such ratio for the period of four consecutive fiscal quarters ending on the preceding March 31.

         1.9. Collateral Security. The Borrower covenants and agrees that all advances under the Revolving Credit Loan at any time outstanding and all present and future indebtedness from time to time owing to the Bank from the Borrower or any Subsidiary (hereinafter defined), whether pursuant to this Agreement, any other credit facility, any guarantee or otherwise, shall at all times be secured by and entitled to the benefit of all collateral security of every type and description heretofore or hereafter afforded the Bank by the Borrower or any Subsidiary, whether pursuant to this Agreement, any other credit facility, any guarantee or otherwise.

         2.       DEFINITIONS.
                  -----------

         2.1. Definitions. The following terms, when used herein, shall have the following meanings:

         "Additional Borrower" shall have the meaning set forth in Section 4.22(b) hereof.

         "Affiliate" shall mean a Person (including a subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (ii) which beneficially owns or holds five percent (5%) or more of any class of the voting shares (that is, shares entitled to vote for corporate directors) of the Borrower, or (iii) five percent (5%) or more of the voting shares (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Borrower or another Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

         "Applicable Margin" shall mean the rate per annum set forth below opposite the quarterly ratio of the Debt of the Borrower and its Subsidiaries (determined in accordance with GAAP) to EBITDA:


         Debt/EBITDA                        Prime Rate Loans             Eurodollar Loans
         -----------                        ----------------             ----------------

                                                      0%                      1.10%
         < 1.75:1
                                                      0%                      1.20%
         < 2.25:1 but > 1.75:1
                      -
                                                      0%                      1.30%
         < 2.75:1 but > 2.25:1
                      -
                                                      0%                      1.50%
         > 2.75:1
         -

         The Applicable Margin shall be determined and adjusted on the date that is the first Banking Day of the month immediately following the date by which the Borrower is required to provide financial information in accordance with the provisions of Section 4.5(a) or 4.5(b), as the case may be, and the related certificate required pursuant to Section 4.5(c) (each, an "Interest Determination Date"), such that (1) for the fiscal quarter ending September 30, the applicable Interest Determination Date shall be the following December 1,
(2) for the fiscal quarter ending December 31, the applicable Interest Determination Date shall be the following March 1, (3) for the fiscal quarter ending March 31, the applicable Interest Determination Date shall be the following June 1and (4) for the fiscal year ending June 30, the applicable Interest Determination Date shall be the following October 1; provided, however, that in the event that the financial statements required to be delivered pursuant to Section 4.5(a) or Section 4.5(b) (as the case may be) and the related certificate required pursuant to Section 4.5(c) are not delivered when due, then, during the period from the date upon which such financial statements are required to be delivered until one (1) Banking Day following the date upon which they actually are delivered, the highest rate shall be determined to be in effect for the purposes of determining Applicable Margin during such period. Such Applicable Margin shall be effective with respect to all then outstanding Eurodollar Loans and Prime Rate Loans from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, the initial Applicable Margin shall be determined as if the ratio of the Debt of the Borrower and its Subsidiaries (determined in accordance with GAAP) to EBITDA is <1.75:1.

         "Banking Day" shall have the meaning set forth in the form of Revolving Credit Note attached as Exhibit A hereto.

         "Closing Date" shall have the meaning set forth in Section 1.1(a) hereof.
         "Collateral" shall have the meaning collectively set forth in Section 1 of the Security Agreement.

         "Commitment" shall mean $35,000,000.

         "Consolidated Net Income" or "Consolidated Net Loss" for any fiscal period shall mean the amount which, in conformity with GAAP, would be set forth opposite the caption "net income" (or any like caption) or "net loss" (or any like caption), as the case may be, on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period.

         "Debt" of any Person, at any date, without duplication, shall mean the sum of (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including without limitation the amount which the Borrower or any Subsidiary is contractually obligated to pay to the seller(s), or to directors, officers or employees of the seller(s), in connection with any Permitted Acquisition after the closing thereof, (c) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument,
(d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of letters of credit and acceptances and letters of credit issues or created for the account of such Person (including without limitation such letters of credit issued by the Bank), (f) all liabilities secured by any lien or other encumbrance (whether statutory, consensual or otherwise) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all Debt of the types referred to in clauses (a) through (f) above which is guaranteed directly or indirectly by such Person.

         "Default Rate" shall mean a fluctuating rate of interest, adjusted daily, equal to the Prime Rate plus 3%.

         "EBITDA" for any fiscal period shall mean the Consolidated Net Income or Consolidated Net Loss of the Borrower and its Subsidiaries, as the case may be, for such fiscal period, after excluding therefrom amounts included therein on account of extraordinary gain and restoring thereto (a) depreciation and amortization (including write-offs or write-downs of amortizable and depreciable items), (b) the amount of interest expense of such person or entity (determined on a consolidated basis in accordance with GAAP) for such period on the aggregate principal amount of its consolidated Indebtedness and (c) the amount of tax expense of such person or entity (determined on a consolidated basis in accordance with GAAP) for such period. The Borrower shall include in any calculation of Consolidated Net Income or Consolidated Net Loss the net income or net loss of any Person then a Subsidiary that was not a Subsidiary at all times during the fiscal period covered by such calculation (each such Subsidiary, a "Transition Subsidiary"); provided, however, that if the Consolidated Net Income or Consolidated Net Loss for any such fiscal period is larger by reason of such inclusion, then EBITDA for such period shall be reduced by thirty percent (30%) of the increase in EBITDA resulting from the inclusion of such Transition Subsidiary.

         "Environmental Complaint" shall mean any complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or any other environmental, health or safety matter affecting the Borrower.

         "ERISA,"  "Plan,"  and  "PBGC"  shall  have the  meanings  set forth in
Section 3.10 hereof.

         "Eurocurrency Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

         "Eurodollar Base Rate" shall mean with respect to any Eurodollar Loan for any one month or three month Interest Period, the "London Interbank Offered Rate" (LIBOR) listed in the "Money Rates" table of The Wall Street Journal on the Banking Day immediately preceding the first day of such Interest Period, as specified in any request made in accordance with Sections 1.3 and 1.5 hereof (and rounded, if necessary, upward to the nearest 1/100 of 1%).

         "Eurodollar Loans" shall mean each portion of the Revolving Credit Loan the rate of interest applicable to which is based upon the Eurodollar Rate.

         "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded, if necessary, upward to the nearest whole multiple of 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "Event of Default"  shall mean any of the events  specified  in Section
5.1 hereof. "Potential Default" shall mean the occurrence of any event or existence of any condition which, with the giving of notice, would become an Event of Default.

         "Financial Statements" shall have the meaning set forth in Section 3.4 hereof.

         "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required (in accordance with GAAP) to be capitalized on a balance sheet of the lessee.

         "Hazardous Material" shall mean any oil, petroleum products or their byproducts or any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree (collectively, "Toxic Waste Laws"), as now or any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

         "Interest Period" shall mean, with respect to any Eurodollar Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in a notice of borrowing delivered to the Bank by 10:00 a.m., Baltimore, Maryland time, not later than 12 noon on the Banking Day immediately prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;

                  (2) any Interest Period that would otherwise extend beyond the Maturity Date shall end on such maturity date or such date of final payment, as the case may be;

                  (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month.

                  (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

         "Loan  Documents"  shall  mean,   collectively,   this  Agreement,  the
Revolving Credit Note and the Security Documents.

         "Maturity Date" shall have the meaning set forth in Section 1.1(a) hereof.
         "Obligations" shall mean, collectively, (i) the payment of all principal of and interest on the Revolving Credit Note as and when the same become due and payable (whether by lapse of time, acceleration or otherwise),
(ii) the payment of all interest, fees and charges payable by the Borrower under the terms of the Loan Documents, (iii) the payment of all other indebtedness, obligations and liabilities arising under, and the observance and performance of all covenants and agreements contained in, the Loan Documents, (iv) the payment of all principal of and interest on any other loans, credits or advances at any time heretofore or hereafter made to the Borrower by the Bank, whether or not related to or arising from the Revolving Credit Loan or the Loan Documents, and
(v) the payment in full of all expenses and charges, legal or otherwise, including reasonable attorneys' fees, suffered or incurred by the Bank in collecting or enforcing payment of the Revolving Credit Note or any or all of the other foregoing indebtedness or in realizing upon, protecting or preserving any collateral security for the Revolving Credit Note or such other indebtedness.

         "Permitted Acquisition" shall mean any acquisition by the Borrower, directly or through any Subsidiary, of (i) all or substantially all of the assets of any Person or (ii) a majority of the issued and outstanding voting shares (that is, shares entitled to vote for corporate directors or members of a similar governing body) of any Person, including any such acquisition which takes the form of a merger, consolidation, corporate reorganization or similar transaction as long as the Borrower, if a merging party, is the surviving entity in any such transaction, provided that no Default or Event of Default has occurred and is then continuing or would otherwise exist after giving effect to any such Permitted Acquisition.

         "Person" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

         "Premises"   shall  mean  the  significant   sites  of  the  Borrower's
operations, as set forth on Schedule I attached hereto.

         "Prime Rate" shall mean the fluctuating interest rate set by the Bank from time to time as an interest rate base for borrowings. The Prime Rate is one of several interest rate bases used by the Bank, and the Bank lends at rates above and below the Prime Rate. On the date hereof the Prime Rate is eight and one-quarter percent (8 1/4%) per annum. All interest rates established or imposed under the Loan Documents which are based upon the Prime Rate shall be adjusted upwards and downwards on and as of the date of any change in the Prime Rate and shall be calculated on the basis of a 360-day year factor applied to actual days elapsed.

         "Prime Rate Loans" shall mean each portion of the Revolving Credit Loan the rate of interest applicable to which is based upon the Prime Rate.

         "Revolving Credit Loan" shall have the meaning set forth in the second recital paragraph hereof.

         "Revolving Credit Note" shall have the meaning set forth in the second recital paragraph hereof.

         "Security Agreement" and "Security Documents" shall have the meanings set forth in Section 7.1 hereof.

         "Subsidiary" shall mean each Person (if any) actively engaged in business, a majority of the issued and outstanding voting shares (that is, shares entitled to vote for corporate directors or members of a similar governing body) of which shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through Subsidiaries.

         "Taxes" shall have the meaning set forth in Section 1.4(d) hereof.

         "UCC" shall mean the Uniform Commercial Code, as in effect in any applicable jurisdiction.

         "Year 2000 Problem" shall mean the inability of computer applications used by the U.S. federal government to recognize and perform properly date-sensitive functions involving certain dates prior to, and any date after, December 31, 1999.

         "1996 Loan Agreement" shall have the meaning set forth in the first recital paragraph hereof.

         "1996 Revolving Credit Note" shall have the meaning set forth in the first recital paragraph hereof.

         "1996 Term Notes" shall have the meaning set forth in the first recital paragraph hereof.

         2.2. Amendments, etc. Included. All defined terms herein for agreements, instruments and other documents shall be deemed to include any and all amendments, modifications, extensions and renewals thereof, substitutions therefor and supplements, exhibits and schedules thereto.

         3.       REPRESENTATIONS AND WARRANTIES.
                  ------------------------------

                  The Borrower represents and warrants to the Bank that:

         3.1. Organization and Authority; Conflicting Laws and Agreements. The Borrower is a corporation duly organized and existing and is in good standing under the laws of the jurisdiction of its incorporation, has full and adequate corporate power to own its property and to carry on its business as now conducted, is duly licensed or qualified to do business in all jurisdictions where the nature of its business or the character of its properties requires such licensing or qualification and has full right, power and authority to enter into this Agreement and the Security Documents, to make the borrowings herein provided for, to issue the Revolving Credit Note and to perform each and all of the matters and things provided for in this Agreement and in the Security Documents; and the Loan Documents do not, nor will the performance or observance by the Borrower or any Subsidiary of any of the matters or things provided for in any Loan Document, contravene, conflict with or in any way be restricted by any law, rule or regulation or order of court applicable to the Borrower, any Subsidiary or any of their respective businesses, operations or properties or any provision of any organizational document of the Borrower or any lease, mortgage, indenture, contract or agreement of or affecting the Borrower, any Subsidiary or any of their respective properties.

         3.2. Subsidiaries. As of the date hereof, the Borrower has no Subsidiaries. The foregoing representation and warranty shall not be deemed to prohibit the Borrower or any Subsidiary from effecting a Permitted Acquisition.

         3.3. Margin Stock. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Revolving Credit Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for that purpose.

         3.4. Financial Statements. The consolidated financial statements of the Borrower and the Subsidiaries audited by Deloitte & Touche LLP for the fiscal year ended June 30, 1998 (the "Financial Statements"), which have heretofore been furnished to the Bank, are complete and correct and fairly present the consolidated financial condition of the Borrower and the Subsidiaries as of said date and the results of their operations for the period covered thereby, all in accordance with GAAP, except as otherwise noted therein. Neither the Borrower nor any Subsidiary has any liabilities which are material to the Borrower and such Subsidiary, direct or indirect, fixed or contingent, other than as indicated in the Financial Statements.

         3.5. Financial Condition. Since the date of the Financial Statements, there have been no material adverse changes in the condition, financial or otherwise, of the Borrower and the Subsidiaries nor any changes in the operations of the Borrower and the Subsidiaries except those occurring in the ordinary course of business.

         3.6. Litigation; Tax Returns; Governmental Approvals. There is no litigation or governmental proceeding pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which, if adversely determined, would result in any material adverse change in the consolidated financial condition, properties, business or operations of the Borrower or the performance by the Borrower of its obligations hereunder, under the Security Documents or under the Revolving Credit Note, except as previously disclosed in writing to the Bank. All federal, state and local income tax returns of the Borrower for the tax year ended June 30, 1998, and for all tax years ended prior to said date, have been filed with the appropriate taxing authorities, and all taxes shown due thereon have been timely paid. To the best of the Borrower's knowledge there are no objections to or controversies in respect of any of the income tax returns of the Borrower and the Subsidiaries for any fiscal year ended after said date pending or threatened, except for those (if any) previously disclosed in writing to the Bank, the Borrower warranting that such disclosures are true and accurate as of the date hereof. No authorization, consent, approval, license, exemption, filing or registration from or with any court or governmental department, agency or instrumentality, is or will be necessary for the valid execution, delivery or performance by the Borrower of any of the Loan Documents.

         3.7. Liens. There are no liens, security interests or encumbrances on any of the assets or properties of the Borrower or any Subsidiary, except as permitted by Section 4.7 hereof.

         3.8. Enforceability. The Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditor's rights and by general principles of equity.

         3.9. No Defaults. The Borrower is and will remain in full compliance with all of the terms and conditions hereof, and no Event of Default or Potential Default has occurred and is continuing.

         3.10. ERISA. The Borrower and the Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974 ("ERISA") as amended, to the extent applicable to them or to any plan, including both single employer and multi-employer plans subject to Title IV of ERISA and established or maintained for employees or former employees of the Borrower, any Subsidiary or any member of the "controlled group" (as defined in ERISA) (such a plan being hereinafter referred to as a "Plan"). Neither the Borrower nor any Subsidiary has received any notice to the contrary from the Pension Benefit Guaranty Corporation ("PBGC") or any other governmental entity or agency, and no "reportable event" (as defined in ERISA) has occurred and is continuing. Except as specifically otherwise disclosed in any information given to the Bank, the present value of all vested benefits (determined on PBGC-guaranteed benefits and using PBGC interest and mortality assumptions) under all single-employer Plans maintained by the Borrower or a commonly-controlled Person does not, as of the most recent valuation date, exceed the value of the assets of such Plans allocable to such benefits.

         3.11. Commercial Loan. The Revolving Credit Loan is a "commercial loan" within the meaning of Section 12-101(c) of the Commercial Law Article of the Annotated Code of Maryland, as amended.

         3.12. Hazardous Materials. Except as previously disclosed in writing to the Bank, to the best of its knowledge, the Borrower has never caused or permitted any Hazardous Material to be disposed of on, under or at any of its properties (including, without limitation, the Premises), and none of its properties have ever been used (whether by the Borrower or, to its best knowledge, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material. To the best of the Borrower's knowledge the Premises contain no underground tanks or asbestos, nor any transformers containing Polychlorinated Biphenyls.

         3.13. Assignments under the Federal Assignment of Claims Act. Except as previously disclosed in writing to the Bank, neither the Borrower nor any Subsidiary has executed an assignment of a government contract (i) with respect to which the United States or any of its departments, agencies or instrumentalities is currently making payments, and (ii) which has been filed, along with a notice of assignment, pursuant to the Federal Assignment of Claims Act.

         4.       COVENANTS.
                  ---------

                  So long as the Revolving Credit Note remains outstanding, the Borrower hereby covenants and agrees with the Bank as follows:

         4.1. Payment of Taxes and Other Claims. The Borrower will, and will cause each Subsidiary to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, judgments, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and
(b) all lawful claims for labor, materials and supplies which if unpaid might by law become a lien upon the property of the Borrower or any Subsidiary; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim, the amount, applicability or validity of which is being contested diligently and in good faith by appropriate proceedings and for which the Borrower or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto; provided, further, that the foregoing proviso shall not relieve the Borrower of its obligation to comply with Section 4.7 hereof; and provided, further, that such proceedings do not materially impair the value or security of the Collateral or any part thereof.

         4.2. Maintenance of Properties. The Borrower will cause the Premises and all other properties owned, leased or operated by the Borrower or any Subsidiary and used or held for use in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Borrower may be necessary or advisable so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         4.3. Corporate Existence. The Borrower will do or cause to be done, and will cause each Subsidiary to do or cause to be done, all things necessary to preserve and keep in full force and effect their existence, organizational status and good standing in the state of their organization and in every other jurisdiction where the character of their properties or the nature of their businesses requires them to qualify to do business, as well as the rights (charter and statutory) and franchises of the Borrower and each Subsidiary. The Borrower will not create any new subsidiaries, nor change its name, identity or corporate structure, nor transact business under any trade name, nor change the location of any material item of the Collateral or of its chief executive offices or principal place of business without, in each case, first giving the Bank thirty (30) days' prior written notice of its intent to do so.

         4.4. Maintenance of Insurance. In addition to the specific requirements set forth in Section 2(f) of the Security Agreement, the Borrower will maintain, and will cause each Subsidiary to maintain, insurance coverage by good and responsible insurance underwriters in such forms and amounts and against such risks as are customary for companies engaged in similar businesses and owning and operating similar properties. The Borrower shall from time to time file with the Bank, promptly upon its request, a detailed list of the insurance then in effect covering the Borrower's properties (including, without limitation, the Collateral), stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         4.5. Financial Information, Tax Returns and Reports. The Borrower will, and will cause each Subsidiary to, employ GAAP and furnish to the Bank:

                  (a) as soon as available  and in any event  within  forty-five
(45) days after the end of each interim fiscal quarter of each fiscal year of the Borrower (or on the next Banking Day thereafter, if the forty-fifth day is not a Banking Day), a consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the end of such interim fiscal period, and a consolidated and consolidating statement of earnings of the Borrower and the Subsidiaries for such fiscal period and for the period beginning on the first day of such fiscal year and ending on the date of such balance sheet, setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower;

                  (b) as soon as available and in any event within ninety (90) days after the last day of each fiscal year (or on the next Banking Day thereafter, if the ninetieth day is not a Banking Day), consolidated financial statements which have been audited by Deloitte & Touche LLP or another firm of independent public accountants of recognized standing selected by the Borrower, covering the operations of the Borrower and the Subsidiaries as of the end of such year and a consolidated statement of earnings, shareholders' equity and cash flow for the Borrower and the Subsidiaries for the year then ended, each on a comparative basis with corresponding financial statements for the preceding fiscal year, which financial statements shall be accompanied by a report of such independent public accountants without exceptions or qualifications not acceptable to the Bank and stating in substance that such financial statements have been prepared in accordance with GAAP and that the audit of accounts in connection with such financial statements has been made in accordance with GAAP and, accordingly, included such tests of accounting records and other auditing procedures as such accountants considered necessary or advisable under the circumstances; and the Borrower shall also provide the Bank with such unaudited consolidating financial statements as are used to prepare the foregoing financial statements;

                  (c) each set of financial statements delivered to the Bank pursuant to paragraphs (a) and (b) above shall be accompanied by the written certificate of the Borrower, signed by its chief financial officer, (i) to the effect that such officer has reexamined the terms and provisions of this Agreement and the Security Documents and that, to the best of his knowledge, the Borrower has not been in default during the preceding fiscal period in the fulfillment of any of the terms, covenants, provisions or conditions hereof or thereof, and that no Event of Default or Potential Default has occurred and is continuing as of the date of said statement; or if the signer is aware of any such Event of Default or Potential Default, he shall disclose in reasonable detail the nature thereof and such curative action as may be or has been taken by the Borrower and (ii) setting forth the computations used by the Borrower in determining (as of the end of such fiscal period) compliance with the covenant contained in Section 4.15 hereof;

                  (d)  [intentionally omitted];
                        ---------------------

                  (e)  [intentionally omitted];
                        ---------------------

                  (f) promptly upon any filing thereof by the Borrower or any Subsidiary with the Securities and Exchange Commission, any annual, periodic or special report or registration statement (without exhibits) generally available to the public;

                  (g) promptly upon any request therefor by the Bank, a copy of any application for any patent, copyright, trademark, trade name or other intellectual property right filed by the Borrower or any Subsidiary with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency of the United States or any State thereof;

                  (h) such additional information (including, without limitation, federal, state and local income tax and property tax returns and separate financial statements) for the Borrower and/or any Subsidiary as the Bank may reasonably request concerning the Borrower and such Subsidiary(ies) in order to enable the Bank to determine whether the covenants, terms and provisions of this Agreement have been complied with by the Borrower; and for that purpose the Borrower agrees that all pertinent and relevant books, documents and vouchers relating to its business and affairs and those of its Subsidiaries shall at all times during regular business hours be open to the inspection of such accountant or other agent (who may make copies of all or any part thereof) as shall from time to time be designated by the Bank; and

                  (i) promptly upon any officer of the Borrower learning of the same, notice of the occurrence of any Event of Default, notice of any material change in the financial status of the Borrower or any Subsidiary, and notice of the institution of any litigation against the Borrower or any Subsidiary which could, if adversely determined, have a material, adverse effect on the financial condition or operations of the Borrower or any Subsidiary.

         The Bank agrees that it will hold and maintain confidential all financial information, Backlog Reports and other proprietary information with respect to the Borrower and its Subsidiaries and all information obtained during inspections of the books and records of Borrower and its Subsidiaries which are specifically designated by the Borrower as confidential and will not, without the consent of the Borrower, disclose such information to any non-affiliated third party. Notwithstanding the foregoing obligation of the Bank, the Borrower hereby authorizes the Bank to disclose information obtained pursuant to this Agreement (i) where required by governmental or regulatory authorities and (ii) to its outside and in-house legal counsel, auditors, examiners and accountants. In addition, the foregoing obligation of the Bank shall not apply in connection with any exercise of the Bank's rights and remedies under the Loan Documents arising during any period(s) when an Event of Default has occurred and is continuing.

         4.6. Indebtedness. The Borrower covenants that it will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any indebtedness for borrowed money (including as such all indebtedness representing the deferred purchase price of property), except:

                  (a)  the indebtedness evidenced by the Revolving Credit Note;

                  (b) indebtedness or leases of the Borrower or any Subsidiary outstanding on the date hereof and disclosed or reflected in the Financial Statements or in the footnotes thereto;

                  (c)   indebtedness   of  the  Borrower  or  any  wholly  owned
Subsidiary to any other wholly owned Subsidiary;

                  (d) purchase money indebtedness of the Borrower and all Subsidiaries;

                  (e) any existing or future indebtedness owed solely to the Bank or any Payee under the Revolving Credit Note;

                  (f) leases entered into by the Borrower or any wholly owned Subsidiary in the ordinary course of business;

                  (g) any unsecured indebtedness in addition to any of the foregoing, which is subordinated to the Revolving Credit Note and which in the aggregate does not exceed $1,500,000 at any time; and

                  (h) with respect to any Permitted Acquisition, the amount which the Borrower or any Subsidiary is contractually obligated to pay to the seller(s), or to directors, officers or employees of the seller(s), after the closing thereof.

         4.7. Liens. The Borrower covenants that it will not, and will not permit any Subsidiary to, create, assume or suffer to exist any lien, security interest or encumbrance upon any of their property or assets, whether now owned or hereafter acquired, except:

                  (a) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

                  (b) other liens, security interests, charges or encumbrances incidental to the conduct of their businesses or the ownership of their properties and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not, in the aggregate, materially detract from the value of their properties or assets or materially impair the use thereof in the operation of their businesses;

                  (c) liens and security interests existing on the date hereof and disclosed or reflected in the Financial Statements or in the footnotes thereto;

                  (d)  liens and security interests in favor of the Bank; and

                  (e) liens and security interests on property or assets securing indebtedness incurred to purchase such property or assets (but not extending to any other property or assets), to the extent permitted under
Section 4.6(d) hereof.

         4.8. Disposition of Stock and Indebtedness. The Borrower covenants that it will not, and will not allow any Subsidiary to, sell, transfer or otherwise dispose of, or part with control of, any shares of stock or indebtedness of any Subsidiary, except to the Borrower or any other wholly owned Subsidiary or to the Bank as collateral security for the Revolving Credit Note.

         4.9. Investments, Loans, Advances, Guarantees and Contingent Liabilities. The Borrower covenants that it will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (including any joint venture), except that the Borrower or any Subsidiary may:

                  (a) permit to remain outstanding all presently existing loans, advances and investments in or to any Subsidiary and disclosed or reflected in the Financial Statements or in the footnotes thereto;

                  (b) make loans, advances and investments in or to any wholly owned Subsidiary;

                  (c) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

                  (d) own, purchase or acquire prime commercial paper rated P-1 by Moody's Investor Services, Inc. and A-1 by Standard and Poors Corporation, bankers acceptances of, and certificates of deposit in, the Bank or any other United States commercial bank with capital resources in excess of $500,000,000, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, all of the foregoing in each case to become due within one (1) year from the date of purchase;

                  (e) permit to exist guarantees of obligations of any wholly owned Subsidiary, which obligations are not prohibited by Section 4.6;

                  (f) make deposits and extensions of credit and endorse negotiable instruments for deposit or collection, all in the ordinary course of business; and

                  (g) effect Permitted Acquisitions.

         4.10. Merger and Sale of Assets. The Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease, transfer or otherwise dispose of all or any substantial part of their assets, except that:

                  (a) any Subsidiary may merge with the Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with any one or more other Subsidiaries;

                  (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or any Subsidiary; and

                  (c) the Borrower or any Subsidiary may effect any merger which constitutes a Permitted Acquisition.

         4.11. Dealings with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with an Affiliate except on terms no less favorable to the Borrower or such Subsidiary than if such transaction were an arm's length transaction with a non-affiliated Person.

         4.12. Limitations on Certain Contracts. The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to:

                  (a) any contract providing for the making of loans, advances or capital contributions by the Borrower or any Subsidiary to any Person or for the purchase of any property from any Person (except for employee loans or advances in the ordinary course of business), in each case in order to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses;

                  (b) any contract for the purchase by the Borrower or any Subsidiary of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered;

                  (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

                  (d) any contract for the sale or use of materials, supplies or other property or the rendering of services which requires that payment to the Borrower or any Subsidiary for such materials, supplies or other property, or the use thereof, or for such services shall be subordinated to any indebtedness of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services owed or to be owed to any other Person; or

                  (e)  any  other  contract  which,  in  economic   effect,   is
substantially equivalent to a guarantee by the Borrower or any Subsidiary, except as permitted by Section 4.9 hereof.

         4.13. ERISA. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien or charge against any of their properties or assets, and will promptly notify the Bank of the occurrence of any reportable event (as defined in ERISA) which might result in the termination by PBGC of any Plan or of termination of any such Plan or appointment of a trustee therefor. The Borrower will notify the Bank of its or any Subsidiary's intention to terminate or withdraw from any Plan and will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless the Borrower or such Subsidiary shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC or to the Plan resulting from such termination or withdrawal. For purposes of this Section 4.13, the Bank hereby acknowledges notification from the Borrower to the effect that the employee stock ownership plan of its announced acquisition candidate, Management Consulting & Research Inc., is intended to be terminated in connection with such acquisition.

         4.14. Issuance of Stock. The Borrower shall not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of any class of its stock, except to the Borrower or any other wholly owned Subsidiary.

         4.15. Financial Ratio. Commencing with the fiscal year ending June 30, 2000, the Borrower shall not, and shall not permit any Subsidiaries to, directly or indirectly, permit for any fiscal quarter the ratio of the Debt of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA, calculated for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, to be greater than 3.00:1.

         4.16. Obligations of the Borrower Unconditional. The payment and performance by the Borrower of its obligations hereunder and under the Revolving Credit Note and the Security Documents shall be absolute and unconditional, irrespective of any defense or right of set-off, recoupment or counterclaim it might otherwise have against the Bank or any other Person; and the Borrower shall pay absolute net during the term thereof all payments to be made on account of the Revolving Credit Loan as prescribed in the Revolving Credit Note and all other payments required hereunder and thereunder, free of all deductions and without any abatement, diminution or set-off whatsoever.

         4.17. Businesses. The Borrower will not, and will not permit any Subsidiary to, make or suffer to be made any material change in the manner in which their businesses are conducted. The Borrower shall not be deemed to have breached or defaulted under the foregoing covenant simply because the U.S. federal government shall have failed to make or delayed making to the Borrower or any Subsidiary, in whole or in part, any payment under a government contract as a result of the Year 2000 Problem.

         4.18. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all applicable federal, state and local laws, rules, ordinances and regulations where noncompliance could have a material adverse effect on their respective financial conditions, properties, businesses or operations; provided, however, that the Borrower or any Subsidiary, as the case may be, may in good faith and by appropriate proceedings contest the applicability or validity of any such law, so long as such Borrower or such Subsidiary is prosecuting such contest diligently and has set aside on its books adequate reserves with respect thereto.

         4.19. Hazardous Materials. The Borrower will indemnify and defend the Bank and hold the Bank harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against the Bank for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from the Premises or any of the Borrower's other properties of, any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Toxic Waste Laws), regardless of whether or not caused by, or within the control of, the Borrower. If the Borrower receives any notice of (a) the happening of any event involving the use, spill, discharge or clean-up of any Hazardous Material or (b) an Environmental Complaint from any Person, including, but not limited to, the United States Environmental Protection Agency, then the Borrower shall promptly give both oral and written notice of the same to the Bank. Upon obtaining knowledge of an Environmental Complaint from any source and by any means, the Bank shall have the right, but not the obligation, upon five (5) Banking Days' prior written notice to the Borrower to take such reasonable actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any such Hazardous Material or Environmental Complaint. Any and all sums expended by the Bank for such purposes, together with interest thereon at the Default Rate, shall be immediately reimbursed by the Borrower and shall constitute an Obligation which is secured by the Collateral.

         4.20. Material Agreements. Upon the request of the Bank from time to time, the Borrower shall deliver a list of all material leases, mortgages, indentures, contracts or agreements of or affecting the Borrower, any Subsidiary or any of their respective properties and true and correct copies of such document(s) as the Bank may specify.

         4.21. Assignments under the Federal Assignment of Claims Act. Neither the Borrower nor any Subsidiary shall execute any assignment of any government contract, to which the Borrower or any such Subsidiary is a party (either as a contractor or subcontractor), in favor of any person other than the Bank without the prior written consent of the Bank. In addition, the Borrower will promptly notify the Bank upon its discovery of any attempt by any person other than the Bank to file such an assignment under the Federal Assignment of Claims Act.

         4.22. Additional Subsidiaries. (a) With respect to any Subsidiary created or acquired after the Closing Date by the Borrower, the Borrower shall
(i) cause such Subsidiary promptly to become a party to the Security Agreement pursuant to documentation to be in form and substance reasonably satisfactory to the Bank,
(ii) execute and deliver such amendments to this Agreement requested by the Bank to reflect the existence of such new Subsidiary, (iii) execute and deliver a Pledge and Security Agreement in form and substance satisfactory to the Bank to effect the pledge to the Bank of the equity interests of such new Subsidiary thereunder and (iv) if so requested by the Bank, deliver to the Bank legal opinions relating to the matters described in clauses (i) through (iii) immediately preceding and such other matters as the Bank may reasonably require, which opinions shall be in form and substance reasonably satisfactory to the Bank.

                  (b) With respect to any Subsidiary created or acquired after the Closing Date by the Borrower, the Borrower shall (i) designate such Subsidiary as a "Borrower" hereunder (an "Additional Borrower"), cause such Additional Borrower promptly to become a party to this Agreement pursuant to documentation to be in form and substance reasonably satisfactory to the Bank,
(iii) execute and deliver such amendments to this Agreement and the other Loan Documents (including without limitation the Revolving Credit Note) requested by the Bank to reflect the existence of such Additional Borrower, (iv) execute and deliver such other approvals, certificates or documents requested by the Bank in its reasonable discretion and (v) if so requested by the Bank, deliver to the Bank legal opinions relating to the matters described in clauses (i) through
(iv) immediately preceding and such other matters as the Bank may reasonably require, which opinions shall be in form and substance reasonably satisfactory to the Bank.

         5.       EVENTS OF DEFAULT AND REMEDIES.
                  ------------------------------

         5.1. Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default:

                  (a) (i) default in the payment when due of any installment of the principal of or interest on any Note, whether at the stated maturity thereof or at any other time provided in such Note or in this Agreement, or (ii) default for a period of five (5) days after notice in the payment when due of any other amount payable by the Borrower under any Loan Document;

                  (b) default in the observance or performance of any covenant set forth in Sections 4.6 through 4.13, 4.15 or 4.17 hereof;

                  (c) default in the observance or performance by the Borrower of any other provision of this Agreement or any of the Security Documents which is not remedied within thirty (30) days after notice thereof to the Borrower by Bank; provided, however, that if such default cannot be corrected within thirty
(30) days, it shall not be an Event of Default so long as, in the opinion of the Bank, the Borrower is diligently taking appropriate corrective action to cure the same and such default will not, in the sole judgment of the Bank, impair the security for the Revolving Credit Loan;

                  (d) a default shall occur under any evidence of indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary (other than any such indebtedness owing by any Subsidiary to the Borrower or to another Subsidiary) or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for the period of time (if any) necessary to permit the acceleration of the maturity of any such indebtedness in the aggregate amount of $250,000 or more;

                  (e) any representation or warranty made by the Borrower in this Agreement or any of the Security Documents, or in any of the exhibits hereto or thereto, or in any opinion, report, statement (including, without limitation, financial statements) or certificate furnished by it pursuant to this Agreement or any of the Security Documents, proves to have been false, misleading or incomplete in any material respect as of the date of the issuance or making thereof;

                  (f) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend payment of its obligations, (iii) become insolvent or make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief or other protection under the United States Bankruptcy Code, as amended, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 5.1(g) hereof, or
(vii) take any corporate action in furtherance of any of the foregoing purposes;

                  (g) a custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their respective properties, or a proceeding for such purposes or the purposes described in Section 5.1(f) hereof shall be instituted against the Borrower or any Subsidiary and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of thirty (30) days;

                  (h) any final judgments, writs or warrants of attachment or of any similar processes aggregating in excess of $250,000 shall be entered or filed against the Borrower, any Subsidiary or against any of their properties or assets and remain unpaid, unvacated, unbonded or unstayed on appeal for a period of five (5) days after entry or filing;

                  (i) any "reportable event" (as defined in ERISA) which constitutes grounds for the termination of any Plan of the Borrower or any member of the "controlled group" (as defined by ERISA) or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such effect shall have been given to the Borrower by the PBGC or the Bank; or any such Plan shall be terminated; or the Borrower or any member of the controlled group shall have withdrawn from such Plan or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan; or the PBGC shall institute proceedings to administer or terminate any such Plan; and in the case of vested liabilities allocable to, or the withdrawal liability of the Borrower or any members of the controlled group with respect to, such Plans shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such Plan and in the case of more than one liability arising under one or more such Plans) 5% of consolidated assets of the Borrower and its Subsidiaries (as determined in accordance with GAAP);

                  (j) the Borrower or any Subsidiary shall lose any license, franchise or permit which materially affects their business operations as presently conducted, if the same is not restored within thirty (30) days after such loss.

         5.2. Acceleration. (a) When any Event of Default (other than any Event of Default described in Sections 5.1(f) and (g) hereof) has occurred and is continuing, the Bank may declare the principal of and the accrued interest on the Revolving Credit Note to be forthwith due and payable and thereupon the Revolving Credit Note, including both principal and interest, shall be and become immediately due and payable, together with all other amounts payable under the Loan Documents, without further demand, presentment, protest or notice of any kind.

                  (b) When any Event of Default  described in Section  5.1(f) or
(g) hereof has occurred and is continuing, then the Revolving Credit Note shall immediately become due and payable, together with all other amounts payable under the Loan Documents, without presentment, demand, protest or notice of any kind.

         5.3. Costs of Collection. The Borrower agrees to pay to the Bank all expenses and costs incurred or paid by the Bank, including reasonable attorneys' fees and court costs, in connection with any default by the Borrower hereunder or in connection with the enforcement of any of the terms hereof or of the Revolving Credit Note or any Security Document or in connection with protecting or realizing upon any collateral for the Obligations, including any of the foregoing incurred in connection with any bankruptcy, reorganization or similar proceedings instituted by or against the Borrower or any Subsidiary.

         5.4. Consent to Jurisdiction; Waiver of Jury Trial. (a) The Borrower hereby agrees that any action or proceeding with respect to this Agreement or the Revolving Credit Note or any action or proceeding brought to enforce any breach hereof or thereof against the Borrower or any of its property may be brought in any federal or state court situated in the State of Maryland and/or in any other court having jurisdiction over the subject matter, in one or more actions or proceedings, all at the sole election of the Bank, and by execution and delivery of this Agreement, the Borrower irrevocably consents to jurisdiction in each such court.

                  (b) The Borrower irrevocably waives any right it may have to a trial by jury in any action or proceeding described in the foregoing Section 5.4(a), and hereby acknowledge that this waiver is a material provision of this Agreement and shall be specifically enforceable.

         5.5. Service of Process. If, for any reason, the Borrower is unable to receive service of process in the manner provided by the Maryland Rules of Procedure, then the Borrower hereby irrevocably appoints the State Department of Assessments and Taxation as its agent for the purpose of gaining jurisdiction over the Borrower in the State of Maryland in connection with any of the Obligations; provided, however, that the Bank shall promptly notify the Borrower in writing of any such service of process.

         5.6. Acceleration of Other Obligations to Bank. When any Event of Default has occurred and is continuing, the Bank may declare any and/or all other indebtedness of the Borrower or any Subsidiary owing to the Bank, whether now existing or created in the future, to be immediately due and payable, without presentment, demand, protest or further notice of any kind.

         5.7. Remedies Cumulative. All rights, remedies and powers of the Bank hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereby or by any of the other Loan Documents or any laws now existing or hereafter enacted.

         6.  CONDITIONS PRECEDENT TO LENDING.
             -------------------------------

         6.1. Conditions to the Making of the Initial Advance under the Revolving Credit Loan. The obligation of the Bank to make the initial advance under the Revolving Credit Loan hereunder is subject to the following conditions precedent:

                  (a) Revolving Credit Note. The Bank shall have received the Revolving Credit Note, duly executed by the Borrower on the Closing Date.

                  (b) Opinion of Borrower's In-House Legal Counsel. The Bank shall have received a written opinion of in-house legal counsel for the Borrower, dated the Closing Date, in form and substance reasonably satisfactory to the Bank.

                  (c) Evidence of Authorization. The Bank shall have received copies of all corporate action taken by the Borrower to authorize the Loan Documents and the borrowings hereunder and under the Revolving Credit Note, certified as of the Closing

                  Date and including a certification as to the incumbency and signature(s) of the person(s) authorized to execute and deliver or furnish such documents and all related materials and information.

                  (d) Estoppel Certificate. The Borrower shall deliver to the Bank a certificate, dated as of the Closing Date, to the effect that (i) no Event of Default or Potential Default has occurred and is continuing and (ii) all representations and warranties contained herein and in the Security Documents are true, accurate and complete in all material respects.

                  (e) Security Documents. (i) The Bank shall have received the Security Agreement duly executed by the Borrower.

                      (ii) The Borrower shall have delivered to the Bank for filing against the Borrower all necessary and advisable UCC financing statements, amendments and other appropriate filings (including recording tax allocation certificates), fully executed and in due and proper form for filing in all appropriate recording offices situated in such jurisdictions as may be appropriate, in order to perfect the Bank's first priority lien on and security interest in all collateral security under any of the Security Documents; and the Borrower shall have provided for payment of all applicable filing or recording fees and taxes with respect thereto.

                  (f) Organizational Documents. The Borrower shall deliver to the Bank certified copies of the organizational documents of the Borrower and certificates of good standing for the Borrower from the States of Delaware, Virginia, California and Ohio.

                  (g) Consents and Approvals. The Bank shall have received copies of such consents and approvals as the Borrower may be required to obtain from any Person in order to enter into this Agreement or any of the Security Documents and to consummate the transactions contemplated hereby or thereby.

                  (h) Transaction Expenses. The Borrower shall have paid any statements for transaction expenses which are payable under Section 8.9 hereof.

                  (i) Disclosure Letter. The Bank shall have received specific written disclosure from the Borrower prior to the Closing Date as to any matters for which disclosure is required under Section 3.6 or 3.12 hereof.

                  (j) Other Documents. The Bank shall have received such other documents, certificates and opinions, and evidence of such other matters, as it may reasonably require.

         6.2. Conditions to the Making of Each Advance under the Revolving Credit Loan. The obligation of the Bank to make each advance under the Revolving Credit Loan) is subject to the conditions precedent that on the date of the making of such advance, (i) the Borrower shall have performed and observed, and shall then be in compliance with, all of the terms, covenants and conditions of the Loan Documents, (ii) there shall not have occurred or be existing any Event of Default, and (iii) the representations and warranties contained herein and in the Security Documents, as such representations and warranties may from time to time hereafter be modified or otherwise noticed to the Bank in writing (with such modifications or other written notifications approved by the Bank), shall be true, accurate and complete, with the same effect as though such representations and warranties had been made at the time of such advance; and each and every request for an advance under the Revolving Credit Loan shall constitute a confirmation and warranty by the Borrower that this Section 6.2 has been satisfied in full.

         7.  COLLATERAL SECURITY.
             -------------------

         7.1. Security Documents. As collateral security for the Obligations the Borrower has executed and delivered to the Bank an Amended and Restated Security Agreement (the "Security Agreement" and, together with the Security Agreement and any and all additional documents, agreements, instruments and certificates which may from time to time secure all or any portion of the Revolving Credit Loan, including without limitation any Pledge and Security Agreement delivered after the date hereof pursuant to Section 4.22 hereof, the "Security Documents"), covering and creating a security interest in any and all of its inventory, goods, accounts, accounts receivable, general intangibles, chattel paper, instruments and equipment, whether now owned or existing or hereafter acquired or arising.

         7.2. Deposit Balances. As additional security for the payment, performance and discharge of the Obligations, the Borrower hereby pledges to the Bank, grants the Bank a security interest in, and gives to the Bank a first priority lien upon and a right of set-off against, all deposit balances now or hereafter arising in any of its accounts with the Bank and all property and securities of every kind and nature which have been or at any time shall be delivered to the Bank or otherwise come into the Bank's possession, custody or control for any purpose whatsoever, whether or not for the express purpose of being used by the Bank as collateral security or for safekeeping or for any other or different purpose, or which shall be in transit to the Bank or set apart for or on behalf of the Bank, in any way, by the Borrower or for its account, or in which the Borrower may have any interest, whether the Bank shall accept the same for the purpose for which delivered or not, and any and all cash and non-cash proceeds of said property and securities and every part thereof, with the right of the Bank, in its discretion, to resort first to any part of said security without exhausting its rights against any other collateral or source of payment.

         8.  MISCELLANEOUS.
             -------------

         8.1. Exercise of Rights. Any delay on the part of the Bank in exercising any power, privilege or right under this Agreement shall not operate as a waiver thereof, and no single or partial exercise of any power, privilege or right hereunder shall preclude other or further exercise thereof, or the exercise of any other power, privilege or right. The waiver by the Bank of any default by the Borrower shall not constitute a waiver of any subsequent defaults, but shall be restricted to the default so waived. The failure of the Bank to enforce any of the terms and provisions hereof, or its failure to declare a default hereunder, shall apply only in the particular instance, and shall not operate as a continuing waiver. If any part of this Agreement should be contrary to any law which the Bank might seek to apply or enforce, or should be otherwise defective, the other provisions of this Agreement shall not be affected thereby, but shall continue in full force and effect.

         8.2. Payment Due on Banking Day. If any payment or prepayment of principal or interest on the Revolving Credit Note shall fall due on a day which is not a Banking Day, interest at the applicable rate shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Banking Day, on which day the same shall be payable.

         8.3. Assessments. The Borrower agrees that it will pay all documentary, stamp, recording and similar taxes which are payable in respect of any of the Loan Documents, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made.

         8.4. Survival. All representations and warranties of the Borrower made herein or in certificates given pursuant hereto shall survive the execution and delivery of the Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Revolving Credit Note shall remain outstanding.

         8.5. Notices. All notices and other communications provided for herein or in any of the Security Documents shall be in writing, except as otherwise specifically provided for hereinabove, and shall be deemed to have been given or made when served personally or on the first Banking Day following deposit in the United States mail and addressed, if to the Borrower, to GRC International, Inc., 1900 Gallows Road, Vienna, Virginia 22182, Attention: Chief Financial Officer (with a copy to Thomas E. McCabe, Esq., Senior Vice President, Director of Corporate Development and General Counsel, at the same address), or if to the Bank, to Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: Mr. Philip G. Enstice, Senior Vice President (with a copy to Venable, Baetjer and Howard, LLP, 2010 Corporate Ridge, Suite 400, McLean, Virginia 22102, Attn: Joseph C. Schmelter, Esq.), or at such other address as shall be designated by either party hereto in a written notice to the other party pursuant to this Section 8.5.

         8.6. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties on different counterparts, all of which taken together shall constitute one and the same instrument. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Agreement shall become effective when each of the parties hereto has executed this Agreement or a separate counterpart hereof, and delivered the same to the Bank.

         8.7. Successors and Assigns; Governing Law; Amendments. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns, the term "Bank" as used herein to include any subsequent holder of any Note. The Bank reserves the right to sell, assign, encumber, transfer or otherwise dispose of all or any part of its right, title and interest in and to any of the Revolving Credit Note, the Collateral, the Security Documents and this Agreement, including any undivided participation therein, all without the consent of or notice to the Borrower; provided, however, that the Borrower shall continue to recognize the Bank as the holder of such right, title and interest until it shall have received written notice from the Bank of disposition. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the internal laws of the State of Maryland, without regard to principles of conflicts of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior understandings, commitments and agreements, whether written or oral, with respect thereto are superseded hereby. No Loan Document may be amended or modified except by a written instrument signed by the Borrower and the Bank. The Borrower may not assign its rights or obligations hereunder without the prior written consent of the Bank.

         8.8. Section Headings; Construction. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. When used in this Agreement, the singular of any word shall include the plural, the plural shall include the singular and the use of any gender shall include all genders.

         8.9. Transaction Expenses. The Borrower shall pay all out-of-pocket costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, all related documents and any subsequent amendments hereof or thereof, or in connection with the consummation of any of the transactions contemplated hereby or thereby, including the reasonable fees and expenses of Venable, Baetjer and Howard, LLP, special counsel for the Bank.

         8.10. Estoppel Certificates. The Borrower will, upon not less than fifteen (15) Banking Days' request by the Bank, execute, acknowledge and deliver to the Bank a statement in writing, certifying (a) that this Agreement is unmodified and in full force and effect and that the payments required by the Loan Documents to be paid by the Borrower have been paid, and (b) the then unpaid balance of the Revolving Credit Loan; and stating whether or not, to the knowledge of the signer of such certificate, any Event of Default or Potential Default has occurred and is continuing and, if so, specifying each such default of which the signer may have knowledge.

         8.11. Indemnification. The Borrower shall protect, indemnify and save harmless the Bank and its officers, employees and agents from and against, any and all liabilities, suits, actions, claims, demands, losses, expenses and costs of every kind and nature incurred by, or asserted or imposed against, the Bank and its officers, agents or employees, or any of them, by reason of any accident, injury (including death) or damage to any person or property, however caused (other than if by the willful misconduct of such person), resulting from, connected with or growing out of any act of commission or omission of the Borrower or any officer, employee, agent, assignee, contractor or subcontractor of the Borrower or any use, non-use, possession, occupation, condition, operation, service, design, construction, acquisition, maintenance or management of, or on, or in connection with, the Premises, the Collateral, or any part thereof, or by reason of any suit or proceeding brought by or against the Bank in any way relating to or arising out of the transactions contemplated by the Loan Documents, the enforcement of any of the terms thereof or the exercise of any of the remedies provided for therein, regardless of whether such liabilities, suits, actions, claims, demands, damages, losses, expenses and costs are against or are suffered or sustained by the Bank or any of its officers, agents or employees, or are against legal entities to whom the Bank or any of its officers, agents or employees may become liable therefor. The Borrower, if so requested by the Bank, shall undertake to defend, at its sole cost and expense, any and all suits, actions and proceedings brought against the Bank or any of its officers, agents or employees in connection with any of the matters mentioned in this Section 8.11.

         8.12. Publicity. Except as may be required to comply with applicable law, any public notices, advertisements or similar announcements relating to this Agreement or the Revolving Credit Loan shall be subject to the prior approval of each of the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed under seal, intending it to be a sealed instrument, as of the day and year first above written.

[SEAL]

ATTEST or WITNESS:                      GRC INTERNATIONAL, INC.


----------------------------------      By:                               (SEAL)
Herbert L. Raiche                           ------------------------------
                                        Name: Thomas E. McCabe
Assistant Gen. Cnsl. & Ass't Sec.       Title:  SVP, Dir. Corp. Dev't, GC & Sec.


ATTEST or WITNESS:                      MERCANTILE-SAFE DEPOSIT
                                          AND TRUST COMPANY


----------------------------------      By:                               (SEAL)
                                            -----------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------